Exhibit 35.1

Servicer Compliance Certificate

BANK OF AMERICA AUTO TRUST 2010-2

The undersigned, a duly authorized officer of Bank of America, National Association (“Bank of America”), a national banking association, as servicer (in such capacity, the “Servicer”) under the Servicing Agreement, dated as of June 24, 2010 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Servicing Agreement”), by and among Bank of America Auto Trust 2010-2, U.S. Bank National Association, as Indenture Trustee, the Servicer, and Bank of America, as custodian, does hereby certify that:

1.	A review of the activities of the Servicer during the period from January 1, 2011 through December 31, 2011, and of its performance under the Servicing Agreement has been made under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this 20th day of March, 2012.

/s/ Deborah H. Nunnally
Name: Deborah H. Nunnally Title: Senior Vice President